EXHIBIT 11

COMPUTATION OF EARNINGS PER SHARE
(in thousands, except per share data)

(a) Computation of the weighted average number of shares of common stock outstanding for the fiscal years ended the years ended December 31, 2002, 2003 and 2004.

	Shares of	Weighted Shares
	Common Stock	Outstanding
2002
January 1, 2002 to December 31, 2002	10,520	10,520
Shares issued on exercise of stock options	255	195
Shares issued under Directors Stock Plan	3	1
Shares issued to BellSouth Wireless for the conversion of 30,000 preferred stock shares into 625,000 common shares, converted on December 2, 2002	625	50

Total	11,403	10,766

2003
January 1, 2003 to December 31, 2003	11,403	11,403
Shares issued on exercise of stock options	—	—
Shares issued under Directors Stock Plan	12	7
Shares purchased as treasury stock from BellSouth Wireless on March 28, 2003	(625)	(476)

Total	10,790	10,934

2004
January 1, 2004 to December 31, 2004	10,790	10,790
Shares issued on exercise of stock options	—	—
Shares issued under Directors Stock Plan	7	5
Shares issued under Employee Stock Plan	5	2
Shares issued to Laurus Master Fund, Inc. on December 23, 2004	10	1
Total	10,812	10,798

(b) Computation of Earnings per Share

Computation of earnings per share is net earnings (loss) divided by the weighted average number of shares of common stock outstanding for the years ended December 31, 2002, 2003 and 2004.

	2002	2003	2004
Net loss	$(7,690)	$(1,404)	$(2,079)

Weighted average number of shares of common stock outstanding	10,766	10,934	10,798

Basic loss per share	$(0.71)	$(0.13)	$(0.19)
Diluted loss per share	$(0.71)	$(0.13)	$(0.19)

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